First Quarter 2020
Conference Call Script
February 5, 2020
9:00 a.m.

Whit Kincaid

Good morning everyone. Welcome to Mueller Water Products’ first quarter 2020 conference call. We issued our press release reporting results of operations for the quarter ended December 31, 2019 yesterday afternoon. A copy of it is available on our website, muellerwaterproducts.com.

Discussing the first quarter’s results and our outlook for 2020 are Scott Hall, our president and CEO, and Martie Zakas, our CFO.

This morning’s call is being recorded and webcast live on the Internet. We have also posted slides on our website to help illustrate the quarter’s results, as well as to address forward-looking statements and our non-GAAP disclosure requirements.

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At this time, please refer to slide 2. This slide identifies non-GAAP financial measures referenced in our press release, on our slides and on this call, and discloses the reasons why we believe that these measures provide useful information to investors. Reconciliations between non-GAAP and GAAP financial measures are included in the supplemental information within our press release and on our website.

Slide 3 addresses forward-looking statements made on this call. This slide includes cautionary information identifying important factors that could cause actual results to differ materially from those included in forward-looking statements. Please review slides 2 and 3 in their entirety.

During this call, all references to a specific year or quarter, unless specified otherwise, refer to our fiscal year, which ends on September 30.

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A replay of this morning’s call will be available for 30 days at 1-866-441-8817. The archived webcast and corresponding slides will be available for at least 90 days in the Investor Relations section of our website. In addition, we will furnish a copy of our prepared remarks on Form 8-K later this morning.

I'll now turn the call over to Scott.

Scott Hall

Thanks Whit.

Thank you for joining us today to discuss our first quarter results for 2020.

We had a very good start to 2020 as we generated solid organic consolidated net sales growth, improved margins and increased adjusted EBITDA in the quarter. Our net sales increased 10.3 percent driven by the benefit of the Krausz acquisition, with organic net sales increasing

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3.1 percent. Both higher pricing and increased shipment volumes of our core Infrastructure products drove our organic net sales increase.

We increased our gross margin by 290 basis points to over 34 percent in the quarter. Higher pricing, favorable product mix and the addition of Krausz more than offset increased costs from tariffs and inflation. Both Infrastructure and Technologies contributed to the gross margin improvement in the quarter. I was especially pleased to see Technologies achieve breakeven adjusted EBITDA in the quarter. This performance and the addition of Krausz helped deliver nearly 20 percent consolidated adjusted EBITDA growth.

During the quarter, we settled the Walter Energy tax liability with a $22.2 million payment to the IRS. After a significant effort managing and resolving a complex situation over the past four years regarding the obligation of our one-time parent company, we can finally put this matter behind us.

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For fiscal 2020, we expect to see continued favorable demand in our end markets driven by healthy municipal spending and improved residential construction. However, we remain cautiously optimistic due to continued uncertainty from global and domestic matters. After a solid start to the year, we are increasing our expectations for both net sales and adjusted EBITDA growth for fiscal 2020, which I will discuss in more detail later in the call.

With that, I’ll turn the call over to Martie.

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Martie Zakas

Thanks Scott, and good morning everyone. I will begin with our first quarter consolidated GAAP and non-GAAP financial results, then review our segment performance.

Our consolidated net sales for the quarter increased 10.3 percent, or $19.8 million, to $212.6 million. This increase was primarily driven by the acquisition of Krausz, as well as higher pricing and increased shipment volumes at Infrastructure. As Scott mentioned, we achieved organic net sales growth of 3.1 percent in the quarter.

Our gross profit this quarter increased 20.8 percent, or $12.5 million, to $72.6 million. Gross margin of 34.1 percent improved 290 basis points over the prior year. This improvement was primarily due to higher pricing, product mix and the addition of Krausz, and was partially offset by higher costs associated with tariffs and inflation, and approximately $500 thousand of start-up costs associated with our large casting foundry expansion in Chattanooga.

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Selling, general and administrative expenses were $49.9 million in the quarter, an $8.9 million increase over the prior year. The increase was primarily due to the addition of SG&A from Krausz, which accounted for about half of the increase, and IT-related activities, personnel-related costs and professional fees. SG&A as a percent of net sales was 23.5 percent in the first quarter compared to 21.3 percent in the prior year. Our current expectations for full-year 2020 are for total SG&A expenses to be about 20 percent of consolidated net sales.

Operating income increased 27.7 percent to $20.3 million in the first quarter compared to $15.9 million in the prior year. Operating income included strategic reorganization and other charges of $2.4 million in the quarter versus $3.2 million in the prior year.

Turning now to our consolidated non-GAAP results.

Adjusted operating income increased 18.8 percent, or $3.6 million, to $22.7 million in the quarter. Both Infrastructure and Technologies

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increased adjusted operating performance in the quarter, which was partially offset by higher corporate SG&A expenses.

Adjusted EBITDA for the quarter increased 19.5 percent, or $6.1 million, to $37.4 million. Adjusted EBITDA margin improved 140 basis points to 17.6 percent. Consolidated adjusted EBITDA conversion margin was 31 percent. For the last twelve months, adjusted EBITDA was $204.4 million, or 20.7 percent of net sales. As compared with the prior twelve month period, we have increased latest twelve months' adjusted EBITDA 10.3 percent, or $19.1 million, and improved adjusted EBITDA margin 80 basis points.

Net interest expense for the 2020 first quarter was $7.4 million as compared with $5.5 million in the prior year quarter. The increase in net interest expense in the quarter resulted from a non-cash adjustment to capitalized interest and decreased interest income due to lower cash balances and lower interest rates. Our updated full-year 2020 expectations are for net interest expense to be between $24 and $25 million.

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Income tax expense was $3.1 million, or 23.1 percent of income before tax, as compared with an income tax benefit of $5.9 million, or 21.9 percent of loss before tax, in the prior year quarter. The prior year quarter included a $7.7 million tax benefit on the Walter Energy Accrual. We continue to expect our effective tax rate for 2020 will be between 24 and 26 percent.

Our adjusted net income per share increased to $0.08 for the quarter compared to $0.07 in the prior year.

Turning now to segment performance, starting with Infrastructure.

Infrastructure net sales increased 12.1 percent, or $20.8 million, to $192.8 million in the quarter. This increase was due to $13.8 million in sales from Krausz and a 4.1 percent increase in organic net sales this quarter, which was primarily driven by higher pricing and increased shipment volumes of our core products.

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Adjusted operating income for the quarter increased 15.5 percent, or $4.8 million, to $35.7 million. The increase was primarily due to higher pricing, product mix, increased shipment volumes and the inclusion of Krausz, partially offset by higher costs associated with tariffs and inflation, increased SG&A expenses and approximately $500 thousand of start-up costs previously mentioned.

Adjusted EBITDA for the quarter increased 16.3 percent, or $6.7 million, to $47.7 million, yielding an adjusted EBITDA margin of 24.7 percent and a conversion margin of 32 percent in the quarter.

Moving on to Technologies…

Technologies net sales decreased $1.0 million to $19.8 million in the quarter, driven by lower shipment volumes at Metrology, which were partially offset by higher volumes at Echologics.

Adjusted operating loss improved $1.7 million from the loss of $3.7 million in the prior year, primarily due to product mix and higher pricing,

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partially offset by lower shipment volumes and higher costs associated with inflation.

Technologies adjusted EBITDA also improved $1.7 million in the quarter to breakeven, as compared with a loss of $1.7 million in the prior year.

Concluding with liquidity, cash used in operating activities for the first quarter was $12.4 million with negative free cash flow of $27.6 million. Both cash flow from operations and free cash flow were impacted by the $22.2 million payment associated with the Walter Tax settlement. As a reminder, our cash generation is generally stronger in the second half of our fiscal year due to the seasonality of our business.

We invested $15.2 million in capital expenditures in the period, which was similar to the first quarter of the prior year. We continue to expect our capital expenditures will be between $80 and $90 million for 2020.

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At December 31, 2019, we had total debt of $446.4 million and cash and cash equivalents of $136.8 million. At the end of the first quarter, our net debt leverage ratio was 1.5 times.

Finally, on October 1st, we adopted new accounting requirements for leases. As a result, we recorded assets and liabilities of approximately $30 million each related to our operating leases, which had previously not been recorded on the balance sheet.

I'll turn the call back to Scott to talk more about our results and outlook for 2020.

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Scott Hall

Thanks Martie.

I will provide some additional insights into key areas and then comment on our full-year 2020 outlook. After that, we'll open the call up for questions.

Going forward, we are continuing to focus on executing our key strategic priorities. These include accelerating new product development, developing a fully-integrated technology platform for infrastructure monitoring, driving operational excellence and modernizing our manufacturing facilities. Our goal is to deliver above-market organic net sales growth and improvements in our margins from productivity initiatives and continued price-cost realization.

Our organic net sales in the first quarter performed well as we benefited from higher pricing as well as higher volumes in our core valve

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and hydrant and leak detection products. During the quarter, our natural gas and metrology product sales experienced headwinds versus the prior year. Our natural gas product sales experienced what we believe is a temporary slowdown in sales. We expect that sales will improve through the balance of the year as our end markets normalize.

For metrology products, our 2019 sales benefited from a significantly stronger backlog entering the year. Our current backlog is meaningfully lower than the prior year due to an inconsistent pipeline of large orders. As a result, we expect our metrology sales to be flat this year.

In recent years, we have focused on developing stronger partnerships in the distribution channel. As a result, we have enhanced our partnership with Ferguson, one of our largest customers, for many of our Metrology products and have seen a greater percentage of our Metrology sales go through their distribution channel. Recently, we worked with Ferguson to win a $34 million multi-year AMI water meter

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contract for Newport News, Virginia. This contract win is an example of how we were able to differentiate ourselves with our technology for remote disconnect meters. We could start benefiting from orders associated with this contract in the fourth quarter of this year.

I was pleased with the gross margin improvement we generated in the quarter. This was driven by a combination of increased volumes of our core valve and hydrants, which are some of our higher margin products, and improved price realization. During the first quarter, we benefited from carryover pricing, which included two price increases for iron products, and more than offset the impact of increased costs from tariffs and inflation.

We recently announced additional price increases in the U.S. and Canadian markets for many of our Infrastructure products which will be effective in February and March. The timing of these announcements is comparable to the prior year. Although raw material costs are not currently contributing to inflation, we expect this higher pricing will help

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offset the anticipated increases in material costs and other inflation for the balance of the year.

The execution of our key capital investment projects to accelerate the modernization of our manufacturing facilities, equipment and processes is well underway. We have major projects driving capital spending above historical levels in order to both deliver above-market sales growth by broadening our product capabilities and expand gross margins. As we have previously discussed, we have three large projects underway including the large casting foundry expansion in Chattanooga, Tennessee, a new brass foundry in Decatur, Illinois, and a new specialty valve manufacturing facility in Kimball, Tennessee.

These transformational projects are forecasted to account for approximately $130 million of capital spending. Based on current timelines, we expect that these projects together will drive approximately $30 million of incremental gross profit in 2023 through both operational efficiencies and sales growth. As mentioned previously, we expect

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capital expenditures as a percent of consolidated net sales to decrease to less than 4 percent in fiscal 2023.

We have nearly completed the large casting foundry expansion in Chattanooga. We expect to begin producing product with our own castings by the end of the second quarter. As a reminder, this was a large, multi-year investment in our Chattanooga facility to expand domestic manufacturing capabilities for large valves and introduce additive manufacturing technologies to our foundries. This includes one of the largest 3D printers in the world, which will help decrease time to develop new tooling and shorten turn around times for our customers. This investment will help us further differentiate ourselves in the marketplace.

Historically, we have focused on small valves, which are less than 12 inches, as they are used much more frequently. Increased population density and urbanization are driving a greater need for large valve sizes. Although today the market for large gate valves in North America is less

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than 30% of the gate valve market, we expect large gate valves to grow at a faster rate than small valves. As a result, this investment will add additional flexibility and capabilities for new product development and help us provide a broader range of products to our customers. In addition, it helps with product efficiencies through insourcing and provides more products which will satisfy our customers' "Made in America" specifications with less reliance on sourcing valve bodies from China.

As with any large project and new capabilities, we expect there to be a ramp-up this year and anticipate that we will ultimately recognize the benefit of this project in fiscal 2021. The impact of the start-up costs until the full ramp-up of these new operations is included in our annual guidance and was $500 thousand this quarter.

I will wrap up my comments with a review of our updated expectations for full-year 2020 results.

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During fiscal 2020, we expect to see favorable demand in our end markets driven by healthy municipal spending and improved residential construction. The residential construction market appears to be improving based on the housing start data reported for our first quarter. It's still early in the year and we continue to see a wide range of predictions for housing growth in 2020. For our fiscal year, we anticipate residential construction growing in the low-single digit range. Municipal spending, which accounts for the majority of our end markets, continues to be healthy. For our fiscal year, we expect the municipal end market will grow in the low-single digit range.

Despite continued uncertainty from global and domestic matters, we are increasing our expectations for growth in both net sales and adjusted EBITDA for fiscal 2020. Based on our current expectations for end market growth, we anticipate that our 2020 full-year consolidated net sales growth will be at the high end of the 3 to 5 percent range we previously provided. This growth will be driven by higher pricing, increased shipment volumes and the contribution from Krausz in the first

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quarter. Additionally, we expect adjusted EBITDA growth to be at the high end of the 4 to 8 percent range we previously provided.

I am confident that we are in position to accelerate our transformation to become a municipal and residential solutions company with a growing percentage of our products incorporating technology. The traditionally conservative water and wastewater utilities are increasingly more open to using digital tools to deliver more benefits to their stakeholders with limited resources. Not to mention, many face significant challenges from the aging infrastructure.

We expect technology-enabled products to achieve significantly higher growth rates than some of the traditional products in the water utility industry. In fact, the overall digital water market is expected to grow at a 6.5 percent compound annual growth rate between 2019 and 2030, as forecasted by Bluefield Research. The segments most relevant to our growth strategies, like asset, network and information management, are forecasted to grow even faster.

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With our market-leading positions and extensive installed base of infrastructure products, we are well positioned to take advantage of these trends. Today we have a number of products addressing these segments, including Echologics' pipe condition assessment services and fixed leak detection solutions, Metrology's advanced meters and communication equipment, smart hydrants, pressure and water quality monitors, and most recently, our Sentryx™ software platform.

In summary, we are well on our way to incorporating technology into our Infrastructure products, while also modernizing our manufacturing facilities and operations. As a result, we believe we will be able to deliver above-market sales growth, and drive margin expansion and earnings growth, while also continuing to return cash to shareholders.

And with that, Operator, please open the call for questions.

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